MISSION PRODUCE, INC.
2020 INCENTIVE AWARD PLAN
PERFORMANCE-VESTING RESTRICTED STOCK UNIT GRANT NOTICE (XXXX – XXXX)
Mission Produce, Inc., a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) the performance-vesting Restricted Stock Units (the “PSUs”) described in this Performance-Vesting Restricted Stock Unit Grant Notice (this “Grant Notice”), subject to the terms and conditions of the Mission Produce, Inc. 2020 Incentive Award Plan (as amended from time to time, the “Plan”) and the Performance-Vesting Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:	[Insert Participant Name]

Grant Date:	[Insert Grant Date]

Target Number of PSUs:	[Insert Target Number of PSUs]

Maximum Number of PSUs:	[Insert 200% of Target Number of PSUs]

Vesting Schedule:	The PSUs shall vest as provided in Article II of the Agreement.

By accepting (whether in writing, electronically or otherwise) the PSUs, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

MISSION PRODUCE, INC.	PARTICIPANT

By:
Name:	[Participant Name]
Title:

EXHIBIT A
PERFORMANCE-VESTING RESTRICTED STOCK UNIT AGREEMENT
Capitalized terms not specifically defined in this Performance-Vesting Restricted Stock Unit Agreement (this “Agreement”) have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan. Except as the context may otherwise require, references to the “Company” shall be deemed to include its Subsidiaries and affiliates.
Article I.
GENERAL
1.1Award of PSUs. The Company has granted the PSUs to Participant effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”). Each PSU represents the right to receive one Share as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the PSUs have vested.
1.2Incorporation of Terms of Plan. The PSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.
1.3Unsecured Promise. The PSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.
1.4Certain Definitions.
(a)“Adjusted Net Income per Share” means the Company’s net income on a per share basis, as determined pursuant to U.S. Generally Accepted Accounting Principles (“GAAP”) issued by the Financial Accounting Standard Board, adjusted to mitigate the impact of each of the following: (i) gains or losses on interest rate swaps, (ii) foreign currency exchange rates, (iii) stock-based compensation expense, (iv) changes to tax rates, GAAP or Applicable Laws during the Performance Period, (v) settlements and expenses of non-ordinary course litigation or administrative proceedings, and (vi) other non-recurring events that are unusual or extraordinary in nature, in each case, as determined in the good faith discretion of the Board.
(b)“Cause” means the occurrence of any of the following events, as determined by the Board in good faith: (i) Participant’s failure to substantially perform Participant’s duties (other than a failure resulting from Participant’s Disability), including Participant’s failure to follow any lawful directive from the Board or Participant’s immediate supervisor; (ii) Participant’s material breach of any employment or other written agreement with the Company or its affiliate, or material violation of any code or standard of behavior generally applicable to Employees or executives of the Company; (iii) engaging in conduct that may reasonably result in reputational, economic or financial injury to the Company or its affiliates; (iv) Participant’s commission of, indictment for or plea of nolo contendere to a felony, any crime involving fraud or embezzlement under federal, state or local laws or a crime involving moral turpitude; (v) Participant’s failure to devote substantially all of Participant’s working time to the business of the Company and its affiliates; (vi) Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its affiliates or while performing Participant’s duties and responsibilities for the Company or any of its affiliates; (vii) Participant’s commission of an act of fraud, willful misconduct or gross negligence with respect to the Company or its affiliates, or Participant’s material breach of fiduciary duty against the Company or any of its affiliates; (viii) Participant’s engaging in misconduct in connection with the performance of any of Participant’s duties, including by embezzlement or theft from the Company or its affiliates, misappropriating funds from the Company or its affiliates or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company or its affiliates; or (ix) Participant’s disloyalty to the Company or its affiliates, including willfully aiding a competitor or improperly disclosing confidential information.
(c)“Cumulative Adjusted Net Income per Share” means the sum of the Company’s Adjusted Net Income per Share for each of the three years, or such shorter period due to the occurrence of a Change in Control as provided in Section 2.2 hereof, comprising the Performance Period.
(d)“Disability” means Participant is considered “disabled” as such term is defined in Treasury Regulation Section 1.409A-3(i)(4) and any successor provision thereto.

(e)“Good Reason” means any of the following actions taken without Cause by the Company and without Participant’s consent: (i) material reduction of Participant’s base compensation; or (ii) material reduction of Participant’s authority, duties, or responsibilities; provided, however, that a change in job position (including a change in title) will not be deemed a “material reduction” unless Participant’s new authority, duties, or responsibilities are materially reduced from the prior authority, duties, or responsibilities and, for clarity, in no event shall a Change in Control as a result of which the Company becomes a subsidiary or division of a larger organization and/or ceases to be a Publicly-Listed Company, in and of itself, constitute Good Reason, if Participant’s authority, duties and responsibilities within the Company (however the Company may be held following such Change in Control) are not materially reduced. In order to resign for Good Reason, Participant must notify the Company of the condition that Participant believes constitutes Good Reason no more than 60 days after the condition arose, and allow the Company 30 days to cure such condition. If the Company fails to cure the condition within such period, then Participant’s resignation from all positions Participant then holds with the Company must be effective no later than 60 days after the end of the cure period.
(f)“Performance Period” means the period commencing on [XX-XX-XXXX] and ending on [XX-XX-XXXX] (or, if earlier, upon the consummation of a Change in Control).
(g)“Qualifying Termination” means a Termination of Service by the Company without Cause or by Participant for Good Reason.
Article II.
VESTING; FORFEITURE AND SETTLEMENT
1.1Performance Vesting. Subject to Sections 2.2 and 2.3 hereof, a number of PSUs shall vest on the Determination Date (as defined below) equal to (i) the Target Number of PSUs, multiplied by (ii) the “Earning Percentage” set forth in the table below based on the Company’s Cumulative Adjusted Net Income per Share for the Performance Period. As soon as reasonably practicable after the completion of the Performance Period, but in no event later than 90 days following the end of the Performance Period (including upon the consummation of a Change in Control, as applicable), the Administrator shall determine the Company’s Cumulative Adjusted Net Income per Share for the Performance Period (such date of determination, the “Determination Date”). Subject to Sections 2.2 and 2.3 hereof, the number of PSUs that are earned shall be determined and shall vest on the Determination Date, subject to Participant’s continued status as a Service Provider with the Company (“Continuous Service”) through the Determination Date (except as otherwise provided below). Any PSUs granted hereby which remain outstanding as of the Determination Date, but do not vest as of the Determination Date, shall automatically be cancelled and forfeited on the Determination Date without payment of any consideration therefor, and Participant shall have no further right to or interest in such PSUs.

	Cumulative Adjusted Net Income per Share	Earning Percentage*
	Below $[_____]	0%
Threshold	$[_____]	50%
Target	$[_____]	100%
Maximum	$[_____]	200%
* In the event that the Company’s Cumulative Adjusted Net Income per Share falls between performance ranges, the applicable Earning Percentage shall be determined by linear interpolation.
1.2Change in Control. In the event of a Change in Control during the Performance Period, subject to Participant’s Continuous Service until immediately prior to such Change in Control (except as otherwise provided in Section 2.3), the date of the most recent fiscal quarter end shall be the last day of the Performance Period, and the number of PSUs vested hereunder will be determined as of immediately prior to the Change in Control and will equal the greater of (i) the number of PSUs that Participant would vest in as provided in Section 2.1 hereof based on actual performance of the Company through the most recent fiscal quarter end, as determined and certified by the Administrator and (ii) the Target Number of PSUs. No unvested PSUs as of the date of the Change in Control, after taking into account vesting that occurs in connection with such Change in Control pursuant to this Section 2.2, shall thereafter become vested.
1.3Effect of Termination of Service.

(a)Termination of Service. Except as otherwise expressly provided in Sections 2.3(b) and 2.3(c) hereof, in the event of Participant’s Termination of Service for any reason, all unvested PSUs as of the date of such Termination of Service shall automatically and without further action be cancelled and forfeited without payment of any consideration therefor, and Participant shall have no further right to or interest in such PSUs. Except as set forth in Section 2.3(b) hereof, no unvested PSUs as of the date of Participant’s Termination of Service shall thereafter become vested.
(b)Qualifying Termination. If Participant experiences a Qualifying Termination prior to the Determination Date, Participant will vest on the Determination Date in a number of PSUs determined by multiplying (i) the number of PSUs that Participant would vest in as provided in Section 2.1 hereof had he/she not incurred a Termination of Service prior to the Determination Date, by (ii) (A) the number of full calendar months that have elapsed during the Performance Period through and including the date of termination (not to exceed 36), divided by (B) 36. Partial months shall be rounded to the nearest whole calendar month for purposes of the numerator in this calculation (rounding up for any termination occurring after the 15th day of the calendar month). If the calculation results in a fractional PSU, any fractional PSU will be rounded to the nearest whole PSU.
(c)Death or Disability. If Participant experiences a Termination of Service due to death or Disability, in either case, prior to the Determination Date, Participant will vest on the date of termination in a number of PSUs determined by multiplying (i) the Target Number of PSUs, by (ii) (A) the number of full calendar months that have elapsed during the Performance Period through and including the date of termination (not to exceed 36), divided by (B) 36. Partial months shall be rounded to the nearest whole calendar month for purposes of the numerator in this calculation (rounding up for any termination occurring after the 15th day of the calendar month). If the calculation results in a fractional PSU, any fractional PSU will be rounded to the nearest whole PSU.
1.4Settlement.
(a)PSUs that vest and are earned on the Determination Date will be paid in Shares as soon as administratively practicable after the Determination Date, and in no event after the earlier of (i) 90 days after the Determination Date or (ii) March 15th of the calendar year following the calendar year in which the Performance Period ends. PSUs that vest and are earned upon a Termination of Service due to death or Disability will be paid in Shares as soon as administratively practicable after the date of Termination of Service, and in any event within 60 days thereafter. PSUs that vest and are earned upon a Change in Control will be paid in Shares or cash, as the Administrator may determine, as soon as administratively practicable after the Change in Control, and in any event within 30 days thereafter.
(b)Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.
Article III.
TAXATION AND TAX WITHHOLDING
1.1Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
1.2Tax Withholding.
(a)Unless the Administrator otherwise determines, the Company shall withhold, or cause to be withheld, Shares otherwise vesting or issuable under this Award (including the PSUs) in satisfaction of any applicable withholding tax obligations. The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a Fair Market Value on the date of withholding no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income.

(b)Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the PSUs, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the PSUs. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the PSUs or the subsequent sale of Shares. The Company and its Subsidiaries do not commit and are under no obligation to structure the PSUs to reduce or eliminate Participant’s tax liability.
Article IV.
OTHER PROVISIONS
1.1Adjustments. Participant acknowledges that the PSUs and the Shares subject to the PSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
1.2Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
1.3Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
1.4Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
1.5Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
1.6Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the PSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
1.7Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
1.8Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
1.9Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the PSUs, as and when settled pursuant to the terms of this Agreement.
1.10Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
1.11Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.
1.12Section 409A.
(a)General. This Agreement shall be interpreted in accordance with the requirements of Section 409A. Notwithstanding any provision of this Agreement, the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, provided, however, that this Section 4.12 shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so. To the extent that any payment window spans two calendar years, Participant shall have no discretion over or ability to control the actual year in which payment is made.
(b)Potential Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no amounts shall be paid to Participant under this Agreement during the six-month period following Participant’s “separation from service” to the extent that the Administrator determines that Participant is a “specified employee” (each within the meaning of Section 409A) at the time of such separation from service and that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes), the Company shall pay to Participant in a lump-sum all amounts that would have otherwise been payable to Participant during such six-month period under this Agreement.